Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

High-Trend International Group

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, $0.0025 par value per share	(1)	Other	500,000	$7.0520	$3,526,000.00	0.0001531	$539.83

Total Offering Amounts:							$3,526,000.00		539.83
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$539.83

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Offering Note(s)

(1)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is the average of the high price ($7.324) and low price ($6.780) for the Registrant’s Class A ordinary shares as reported on the Nasdaq Capital Market on September 16, 2025, which is within five (5) business days prior to the date of this Registration Statement.

Represents 500,000 Class A ordinary shares issuable under our Amended and Restated 2022 Share Incentive Plan, dated as of November 30, 2022 (the “2022 Share Incentive Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the number of Class A ordinary shares registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.